Exhibit 10.3

THIRD Amended and Restated

Nationwide Financial Services, Inc.

1996 Long-term Equity Compensation Plan

Non-Qualified Stock Option Award Agreement

for the Board of Directors

Date

Name

Address

City, St, Zip

Dear:

Congratulations on your selection as a Participant in the Nationwide Financial Services, Inc. Long-Term Equity Compensation Plan (the “Plan”). This agreement (“Agreement”), together with the Plan (copy enclosed), provides a complete detail of all of your rights under the stock option award described below, as well as all of the conditions and limitations affecting such rights. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All Capitalized terms used in this Agreement have the same meaning as in the Plan, unless specifically defined in this Agreement.

The options granted to you under this Agreement are “Non-Qualified” Stock Options, as defined in the Plan.

Overview of Your Stock Option

1.	Number of Shares Granted under this Option:

2.	Date of Grant:

3.	Exercise Price:

4.	Option Term. This Option has been granted for a period of ten years from the Date of Grant (the “Option Term”).

5.	Termination of Service. For purposes of this Agreement, a Director’s service with the Company terminates when the Director’s relationship with the Company terminates, whether such termination is voluntary or involuntary. A Termination of Service includes a termination of the specific service relationship, regardless of whether the Director enters into a new type of relationship with the Company or the Enterprise.

6.	Vesting and Exercise of Options. Options do not provide you with any rights or interest therein until they vest and become exercisable in accordance with the following:

a) Upon your Termination of Service due to death or Disability;

b) Upon your Termination of Service due to Retirement; or

c) One-third of the stock subject thereto, on each of the first, second, and third anniversaries of the Date of Grant, provided you have not had a Termination of Service through such anniversary or anniversaries.

Options, which are exercisable at the time of Termination of Service, continue to be exercisable until terminated as described in paragraph 8 below.

Options, which are not and do not become exercisable at the time of your Termination of Service, shall coincident therewith, terminate and be of no force or effect.

7.	How to Exercise. The Option hereby granted shall be exercised by written notice to the Company’s Executive Performance and Rewards department, specifying the number of shares you then desire to purchase, which may not be fewer than twenty-five (25), together with provision for payment of the Exercise Price. Subject to such limitations as the Committee may impose (including prohibition of one or more of the following payment methods), payment of the Exercise Price may be made by (a) check payable to the order of Nationwide Financial Services, Inc., for an amount in United States dollars equal to the aggregate Exercise Price of such shares, (b) by tendering to the Company shares of Common Stock having an aggregate Fair Market Value (as of the trading date immediately preceding the date of exercise) equal to such Exercise Price, or (c) by broker-assisted exercise, or by (d) by a combination of such methods.

As soon as practicable after receipt of such written notification and payment, the Company shall deliver to you shares, registered in your name, either individually or jointly, in an appropriate amount based on the number of shares purchased under the Option(s).

8.	Termination of Option. Except as otherwise provided in paragraph 9, the Option, which becomes exercisable as provided in paragraph 6 above, shall terminate and be of no force or effect as follows:

a)	If you have a Termination of Service during the Option Term by reason of death or Disability, the Option will terminate and have no force or effect upon the earlier of one year after the date of death or Disability, or the expiration of the Option Term;

b)	If you have a Termination of Service during the Option Term by reason of retirement, the Option will terminate and have no force or effect upon the earlier of five (5) years after the termination of employment or the expiration of the option term;

c)	If you have a Termination of Service during the Option Term due to your dismissal for the convenience of the Enterprise, the Option will terminate and have no force or effect on the expiration of three (3) months after your termination, as may be determined at the sole discretion of the Committee, but in no event later than the expiration of the Option Term;

d)	If you have a Termination of Service during the Option Term for any other reason, the Option will terminate and have no force or effect upon the expiration of three (3) months after your termination of employment or the expiration of the Option Term, whichever occurs first; and

e)	If you do not have a Termination of Service through the Option Term, the Option will terminate and have no force or effect upon the expiration of the Option Term.

9.	Retirement. For purposes of this Agreement, “Retirement” shall mean Termination of Service with the Company on or after the date on which the Director has a termination of Service with all members of the Enterprise on or after the completion of two or more full or partial terms as a director of the Company or the a company of the Enterprise.

10.	Change in Control. In the event of a Change in Control, the Option shall become immediately vested 100 percent, and shall remain exercisable for the entire Option Term.

11.	Who Can Exercise? During your lifetime the Option shall be exercisable only by you. No assignment or transfer of the Option, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a domestic relations order, shall vest in the assignment or transfer any interest whatsoever.

Please refer any questions you may have regarding your Award Grant to Linda Enderle, Performance & Rewards Administration at (614) 677-5527. Once again, congratulations on receipt of your stock option.

Sincerely,

Nationwide Financial Services, Inc.

/s/ Terri L. Hill
Terri L. Hill
Executive Vice President - Chief Administrative Officer

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

Agreement to Participate

By signing a copy of this Award Agreement and returning it to Linda Enderle, Performance and Rewards Administration (1-26-11) of the Company, you acknowledge you have read and understood the terms and conditions of the Award Agreement and the Plan.

Participant

VERY IMPORTANT: Sign and return one copy of this Agreement to Linda Enderle 1-26-11—Performance and Rewards Administration and retain one copy for your records.